Exhibit 10.2

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Third Amendment”) is entered into as of November 15, 2006, by and between The Reader’s Digest Association, Inc., a Delaware corporation (the “Company”) and Thomas O. Ryder (the “Executive”).

WITNESSETH:

WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of April 28, 1998 (the “Original Agreement”), as amended by the Amendment to Employment Agreement dated as of November 21, 2003 (the “First Amendment”) and as further amended by the Letter Agreement between the Executive and the Company dated October 28, 2005 (the “Second Amendment”);

WHEREAS, under the terms of the Second Amendment, the Executive informed the Company of the Executive’s decision to retire from his employment, effective as of December 31, 2006;

WHEREAS, at the request of the Company, the Executive has agreed to postpone his retirement and to continue his employment with the Company as a special advisor to the Chief Executive Officer of the Company until June 30, 2007 (the “Special Advisor”), provided that, the Company enters into a “Definitive Agreement” on or prior to December 31, 2006 (the “Transaction Date”) which, if consummated, will result in a “Change in Control” (as defined in Section 4.4 of The Reader’s Digest Association, Inc. 2001 Income Continuation Plan for Senior Management, as amended November 15, 2006 (the “2001 ICP”);

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the terms of the Executive’s employment, as provided in this Third Amendment;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein, the Company and the Executive agree as follows:

1. Effectiveness of the Third Amendment. This Third Amendment will be effective only upon the Transaction Date. If no Transaction Date occurs, this Third Amendment will be void and of no effect.

2. Retirement as Chairman of the Board and Continued Employment.

(a) Except as otherwise provided herein, the terms of this Third Amendment will supersede in all respects any contrary terms of the Original Agreement, the First Amendment and the Second Amendment.

(b) Effective as of December 31, 2006, the Executive will retire as a director of the Company and as Chairman of the Board and from all remaining officer and fiduciary positions with the Company and its subsidiaries and affiliates and will continue as a full-time employee of the Company and Special Advisor to the Chief Executive Officer. In such capacity, the Executive will perform such duties as assigned by the Chief Executive Officer on a schedule and in a location specified in such assignment until the earlier of June 30, 2007 or the occurrence of a Change in Control (the “Employment Term”). The Company will provide the Executive with appropriate support reasonably necessary, in the discretion of the Company, for the Executive to perform his assigned duties for the Company.

(c) Upon the expiration of the Employment Term, the Executive will resign as Special Advisor and retire as an employee of the Company.

(d) The Executive hereby waives the Good Reason provisions set forth in the Original Agreement and further agrees that the changes in the terms of his employment, as specified in this Third Amendment, will not constitute “Good Reason” or termination without “Cause” (each term as defined in the Original Agreement) under the Original Agreement.

3. Compensation and Benefits.

(a) During the Employment Term, the Company will pay the Executive a salary of $5,000 per month, provided that his services are performed as requested by the Chief Executive Officer, payable in accordance with the Company’s regular payroll practices.

(b) During the Employment Term, the Executive will be eligible to continue to participate in the Company’s health and other welfare benefit plans. During the Employment Term, the Executive will not be eligible to participate in any fringe benefits, perquisites and severance plans, except as otherwise provided in Section 4 of this Third Amendment, maintained by the Company. The Executive will not participate in the Company’s Excess Benefit Retirement Plan or the Company’s 1992 Executive Retirement Plan after December 31, 2006. The Executive’s annual incentive award for fiscal 2007 shall be limited to a bonus with a target of $500,000, as determined under the terms of the Senior Management Incentive Plan (“SMIP”), determined in the sole discretion of the Company’s Board of Directors, payable when annual bonuses are generally paid under the SMIP.

(c) The Executive will not be eligible for new awards under any incentive compensation plans maintained by the Company, whether annual, long-term or otherwise; provided, however, that, during the Employment Term, the Executive will continue to vest in any awards outstanding as of the date of this Third Amendment in accordance with the terms of such awards and the 2001 ICP.

(d) If the Company consummates a transaction constituting a Change in Control on or prior to June 30, 2007, and conditioned upon the Executive’s delivering to the Company a release satisfactory to the Company in a form substantially similar to the release attached hereto as Exhibit A, with all periods for revocation expired, the Executive will receive from the Company a severance payment (the “Severance Payment”) equal to the lesser of: (i) four million dollars ($4,000,000) or (ii) such lesser amount as would not cause the Executive to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (or any successor provision thereto) (the “Code”), which will be payable on the date that is six months and one day following the date of the Executive’s separation from service, or such earlier date as may be permitted by guidance under Code Section 409A.

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(e) The Severance Payment will not be included as compensation or salary for purposes of any benefit plan maintained by the Company.

(f) The Executive will continue to be entitled to reimbursement of expenses as provided in Section 8(a) of the Original Agreement. Except as provided in this Section 3(f), the other provisions of Section 8 of the Original Agreement will be superseded by this Third Amendment.

(g) Upon the retirement and resignation of the Executive’s employment pursuant to the terms of this Third Amendment, the Executive will receive the retirement benefits provided in Section 12 of the Original Agreement.

(h) The provisions of Sections 12 - 14 and Sections 17 - 25 of the Original Agreement, as amended by the First Amendment and the Second Amendment, will continue in full force and effect.

4. Waiver of Certain Benefits Under and Provisions of the 2001 ICP. The Executive hereby waives each and every right and benefit under Article V of the 2001 ICP; provided, however, that Article IV - A of the 2001 ICP will continue to apply to the Executive.

5. Application of Code Section 409A. This Third Amendment is intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Code. The timing of all payments provided in this Third Amendment, are therefore subject to the requirements of Section 409A of the Code and other provisions of the Code and the implementing regulations of the Code. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Third Amendment is guaranteed, and the Executive will be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with this Third Amendment.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company has caused this Third Amendment to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Third Amendment, as of the day and year first written above.

The Reader’s Digest Association, Inc.

Dated: November , 2006	By:	/s/ Lisa Cribari
Lisa Cribari,
Vice President, Global Human Resources

/s/ Thomas O. Ryder
Dated: November , 2006	Thomas O. Ryder

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Exhibit A

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Thomas O. Ryder (the “Executive”) and The Reader’s Digest Association, Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Executive and the Company executed the Third Amendment to the Employment Agreement, effective as of November 15, 2006 (the “Third Amendment”), pursuant to which the Executive agreed to postpone his retirement and to continue his employment with the Company until June 30, 2007 as a Special Advisor (as defined in the Third Amendment);

WHEREAS, the Executive’s employment with the Company terminated on                     , 2007; and

WHEREAS, the Executive is required to sign this Agreement within twenty-one days after the Executive is provided a copy of this Agreement in order to receive the Severance Payment (as defined in the Third Amendment).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties do hereby finally, fully, and completely release all of these matters in their entirety as follows:

1. Complete Release by the Executive. In consideration of the promises contained herein, the Executive has released and forever discharged, and by these presents, for himself, his heirs, dependents, successors, assigns, executors, and representatives of any kind, if any, does hereby irrevocably and unconditionally releases and forever discharges the Company and any of the Company’s current and former direct and indirect parents, subsidiaries, associates, affiliates, divisions, partners, representatives, directors, officers, employees, stockholders, heirs, assigns, insurers, agents, benefit plans and administrators, insurers, attorneys, successors and assigns and all persons acting by, through, under or in concert with any of them, whether in their individual or official capacities, unless the context otherwise clearly requires (the “Released Parties”) of and from any and all claims, arbitrations, complaints, charges, obligations, promises, agreements, costs, losses, debts, expenses, demands, rights, liabilities, claims for attorney’s fees, demands, damages, suits proceedings, actions, and/or causes of action of whatsoever kind or nature, known or unknown, foreseen or unforeseen, to the date upon which the Executive executes this Agreement, including (but not limited to):

(a) any claims arising out of or by virtue of or in connection with the Executive’s employment at the Company or his termination therefrom, including, but not limited to, claims of wrongful termination of employment, claims based upon sex, age, disability, or any other discrimination or violation of any equal employment opportunity law or any federal, state, or local statutory or common law or other governmental statute, regulation, ordinance or order, including, without limitation, regarding employment discrimination or termination of employment, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in

Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993, as amended; the Sarbanes-Oxley Act of 2002; the Rehabilitation Act of 1973; the Racketeer Influenced and Corrupt Organizations Act; laws of the State of New York), all claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing, all claims of interference with contractual or advantageous relations, whether prospective or existing, all claims of defamation or damage to reputation, all claims for reinstatement, all claims for punitive or emotional distress damages, all claims for wages, bonuses, severance, back or front pay or other forms of compensation which are based upon or arise from the acts, practices, transactions, events, and/or facts underlying any wage claim that was or could have been asserted, all claims of deceit or misrepresentation, and any claims for negligence, intentional, reckless or negligent infliction of emotional distress, any legal restrictions on the Company’s right to terminate employees, public policy tort, defamation, or any other state law claims or any claims grounded in tort or contract, including all claims of breach of express or implied contract, all claims for attorney’s fees and costs; and

(b) all claims against the Released Parties of any description whatsoever that could be asserted in a lawsuit. The Executive agrees not to assert any such claims or causes of action.

(c) Excluded from this Agreement are any claims that cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the EEOC. The Executive is waiving, however, his right to any monetary recovery or relief should the EEOC or any other agency pursue any claims on his behalf. Nothing herein shall require the Executive to release (i) any rights under the terms of the Third Amendment, (ii) any claim for benefits to which the Executive is or will be entitled in the ordinary course under the terms of the Company’s benefit plans, or (iii) any indemnity against claims, costs or expenses to which the Executive may be entitled as a result of having served as a director or an officer of the Company or any of its affiliates pursuant to their respective articles or by-laws, any agreement with the Executive, or any policies of insurance the Company or any of its affiliates may maintain.

2. Payment. If the Company consummates a transaction constituting a Change in Control (as defined in Section 4.4 of The Reader’s Digest Association, Inc. 2001 Income Continuation Plan for Senior Management, as amended November 15, 2006) on or prior to June 30, 2007, and upon the Executive’s executing and delivering this Agreement in accordance with the terms set forth herein, in consideration of the mutual promises contained herein, the Company shall pay to the Executive a Severance Payment (as defined and in the amount set forth in Section 3(d) of the Third Amendment). The Executive acknowledges that the Severance Payment is in addition to any other payment or benefit owed to the Executive by the Company.

3. Tax Implications. The Executive acknowledges that neither the Company nor any of the Released Parties defined in this Agreement has made any representations or promises with respect to the tax treatment of any monies paid in accordance with this Agreement. The Company will withhold from the Severance Payment all applicable federal, state, local or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling. The parties further agree that if any state or federal agency should in the future decide that all or any part of the monies paid under this Agreement is taxable income to the Executive and/or that the proceeds were not properly reported or classified, the Executive shall pay the resulting taxes, interest, and/or penalties without further liability on the part of the Company or any of the Released Parties, and he shall indemnify the Company and the Released Parties and hold them harmless from any tax, penalty, and interest which may be imposed on the Company or the Released Parties by any state or federal agency as a result of the Executive’s tax treatment of the settlement proceeds.

4. Capacity and Authority to Sign. The parties hereby represent and warrant that each of them and any person(s) executing this Agreement on their behalf have the legal capacity and are duly authorized to execute and deliver this Agreement and any other documents, agreements, or instruments to be delivered by each party thereto. The parties are entering into this Agreement under their own free will and are not relying on any representations, statements, or advice of the other party.

5. Agreement Binding Upon Parties and Heirs. This Agreement shall be binding upon the parties and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their respective heirs, administrators, representatives, executors, successors, and assigns. The parties further agree and acknowledge that this Agreement shall be binding on Executive’s estate and/or heirs and beneficiaries.

6. Acknowledgments.

(a) The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Agreement. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Third Amendment and this Agreement.

(b) The Executive agrees to release and discharge the Company, not only from any and all claims which he could make on his own behalf, but also those which may or could be brought by any person or organization, on his behalf for monetary relief, and he specifically waives any right to recovery, directly or indirectly, in connection with any class action or representative proceeding in which a claim or claims against the Company for monetary relief may arise, in whole or in part, from any event which occurred up through and including the Effective Date.

(c) The Executive acknowledges that his waiver and release of rights and claims as set forth in this Agreement is in exchange for valuable consideration which he would not otherwise be entitled to receive.

(d) The Executive understands, acknowledges and agrees that the Severance Payment and any other benefits to which the Executive shall be entitled to under the Third Amendment will be in complete satisfaction of any and all rights to payment and any and all claims the Executive may have under any severance plans of the Company;

(e) The parties understand, agree and intend that, upon receipt of the Severance Payment and any other benefits to which the Executive shall be entitled to under the Third Amendment, the Executive will have received complete satisfaction of any and all claims, whether known, suspected, or unknown, that he may have or had against Company, and he thereby waives any and all relief not explicitly provided for herein.

(f) The Executive agrees to pay any reasonable legal fees or costs incurred by the Company as a result of any breach of his promises in this Agreement, including his promise to fully release the Company from all claims and to compensate its attorneys for their legal fees, except to the extent that he challenges the validity of the Agreement under the Age Discrimination in Employment Act, in which case the Company may only recover such fees and expenses as may be permitted by state and federal law.

(g) The Executive further represents, agrees and acknowledges that:

(i) he has been advised by the Company to consult with his own legal counsel prior to executing and delivering this Agreement, has had an opportunity to consult with and to be advised by legal counsel of the Executive’s choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily, without coercion or duress of any kind and intending to be bound;

(ii) he has been given the opportunity to consider this Agreement for a period of at least twenty-one (21) days. In the event that the Executive has executed this Agreement within less than twenty-one (21) days of the date of its delivery to him, the Executive acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. The Executive and the Company acknowledge that for a period of seven (7) days from the date that the Executive executes this Agreement (the “Revocation Period”), he shall retain the right to revoke this Agreement by written notice that is received by the Company’s Senior Vice President and General Counsel before the end of such Revocation Period. Provided that this Agreement is not revoked pursuant to the preceding sentence, this Agreement shall become effective, binding, irrevocable and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). If the Executive exercises his right to revoke this Agreement, the Executive will forfeit his right to receive any of the benefits provided for herein or therein, without affecting the effectiveness of the termination of the Executive’s employment with the Company pursuant to the terms of the Third Amendment and without altering the termination of the Executive’s employment from all offices and any directorships and any fiduciary positions;

(iii) in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, basis, or effect of this Agreement or otherwise; and

(iv) for the purpose of implementing a full and complete release and discharge of the Company, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims. IN EXECUTING THIS AGREEMENT, THE EXECUTIVE EXPRESSLY REPRESENTS THAT HE IS DOING SO VOLUNTARILY AND OF HIS OWN FREE WILL AND THAT HE IS OF SOUND MIND AT THE TIME OF SAID EXECUTION.

(h) The Executive represents that he has not filed any complaints or lawsuits against the Company with any government agency or any court, and that he will not seek to recover any monetary damages in the future with respect to Claims that arose prior to the Effective Date; provided, however, that this shall not limit the Executive from filing a lawsuit for the sole purpose of enforcing the Executive’s rights under this Agreement.

7. Waiver. The Executive waives and releases any claim that the Executive has or may have to reemployment. The Executive agrees that the Executive will not seek employment with the Company at any time in the future.

8. Severability. Should any clause, sentence, provision, paragraph, or part of this Agreement be adjudged by any court of competent jurisdiction, or be held by any other competent governmental authority having jurisdiction, to be illegal, invalid, or unenforceable, such judgment or holding shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the clause, sentence, provision, paragraph, or part of the Agreement directly involved, and the remainder of the Agreement shall remain in full force and effect, subject to the ability to seek reformation by a court of competent jurisdiction to reduce the amount paid in settlement in proportion to the value of the unenforceable provision.

9. Non-Enforcement Not a Waiver. The failure of any party to this Agreement to enforce at any time, or for any period of time, any one or more of the terms of this Agreement shall not be a waiver of such terms or conditions or of such party’s right thereafter to enforce each and every term and condition of this Agreement.

10. Facsimile Signatures and Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single document. Facsimile signatures shall have the same effect as original signatures.

11. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between the parties hereto.

12. Choice of Law. This Agreement shall be construed in accordance with the laws of the State of New York.

13. Litigation. If legal action is required to enforce any provision of this Agreement, the prevailing party in such litigation shall be entitled to recover its attorneys’ fees and costs incurred in connection with such litigation.

PLEASE READ AND CONSIDER THIS RELEASE CAREFULLY BEFORE EXECUTING. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer pursuant to the authority of the Board of Directors, and the Executive has executed this Agreement, as of the day and year first written above.

THE READER’S DIGEST ASSOCIATION, INC.
Thomas O. Ryder

EXECUTED: .
By:

Its:

EXECUTED: .